UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WSI INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-0691607
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
213 Chelsea Road
Monticello, Minnesota 55362
(Address of principal executive offices and zip code)

WSI Industries, Inc. 2005 Stock Plan
(Full title of the Plan)

Copy to:
Michael J. Pudil	Charles P. Moorse
Chief Executive Officer	Lindquist & Vennum, P.L.L.P.
WSI Industries, Inc.	4200 IDS Center
213 Chelsea Road	80 South Eighth Street
Monticello, Minnesota 55362	Minneapolis, Minnesota 55402
(763) 295-9202	(612) 371-3211
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer,” “large accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Share (1)	Offering Price (1)	Fee
Common Stock, par value $0.10 per share	200,000	$5.16	$1,032,000	$119.82

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices per share of the Company’s Common Stock on The NASDAQ Capital Market on January 6, 2011

INTRODUCTION
This Registration Statement on Form S-8 is filed by WSI Industries, Inc. (the “Company”) to register an additional 200,000 shares of its common stock authorized for issuance under the WSI Industries, Inc. 2005 Stock Plan (the “2005 Plan”). The Company filed a Form S-8 Registration Statement with the Securities and Exchange Commission (“SEC”) on April 5, 2006 (File No. 333-133012) covering the registration of 200,000 shares of the Company’s common stock under the 2005 Plan. The Company filed a subsequent Form S-8 Registration Statement to register an additional 200,000 shares on November 28, 2008 (File No. 333-155768). Pursuant to General Instruction E of Form S-8, the contents of the earlier registration statements are incorporated herein by reference.
PART I
Pursuant to the note to Part I of Form S-8, the information required by Items 1 and 2 of Form S-8 is not filed as a part of this registration statement and documents containing the information specified in such Part I have been delivered to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended August 29, 2010;
(b)	The Company’s Definitive Proxy Statement dated December 3, 2010 for the 2011 Annual Meeting of Shareholders held on January 5, 2011;
(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended November 28, 2010;
(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year ended August 29, 2010; and
(e)	The description of the Company’s common stock contained in its Registration Statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the completion or termination of this offering of shares of common stock, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
The description of the Company’s common stock to be offered pursuant to this registration statement has been incorporated by reference into this registration statement as described in Item 3 of this Part II.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 302A.521 of the Minnesota Statutes and Article VII, Section 6 of the Company’s Bylaws require, among other things, indemnification of persons made or threatened to be made a party to a proceeding by reason of acts or omissions performed in their official capacity as an officer, director, employee or agent of the Company against judgments, penalties and fines (including attorneys’ fees) if such person is not otherwise indemnified, acted in good faith, received no improper benefit, reasonably believed that such conduct was in the best interests of the Company, and, in the case of criminal proceedings, had no reason to believe the conduct was unlawful. In addition, Section 302A.521, subd. 3 of the Minnesota Statutes requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances if a decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court. The Company also maintains an insurance policy to assist in funding indemnification of directors and officers for certain liabilities.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
Exhibit

4.1	WSI Industries, Inc. 2005 Stock Plan, as amended through January 5, 2011
5.1	Opinion of Lindquist & Vennum P.L.L.P.
23.1	Consent of Lindquist & Vennum P.L.L.P. (included in Exhibit 5.1)
23.2	Consent of Schechter Dokken Kanter Andrews & Selcer Ltd.
24.1	Power of Attorney (included on signature page)

Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Monticello, State of Minnesota, on January 10, 2011.

WSI INDUSTRIES, INC.
By:	/s/ Michael J. Pudil
Michael J. Pudil, Chief Executive Officer
POWER OF ATTORNEY
The undersigned officers and directors of WSI Industries, Inc. hereby constitute and appoint Michael J. Pudil and Paul D. Sheely, each acting alone, with power to act as our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on January 10, 2011.

/s/ Michael J. Pudil Michael J. Pudil	Chief Executive Officer, Director (principal executive officer)

/s/ Paul D. Sheely Paul D. Sheely	Vice President and Chief Financial Officer (principal financial and accounting officer)

/s/ Thomas C. Bender Thomas C. Bender	Director

/s/ James D. Hartman James D. Hartman	Director

/s/ Burton F. Myers II Burton F. Myers II	Director

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